Exhibit 12
                           STEWART ENTERPRISES, INC.
                               AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)
                                (UNAUDITED)


                                                                                                     NINE
                                            YEARS ENDED OCTOBER 31,                                 MONTHS
                                --------------------------------------------------------             ENDED
                                 1994       1995         1996        1997         1998           JULY  31, 1999
                                 ----       ----         ----        ----         ----           -------------
Earnings before income taxes.... $ 42,198   $ 41,500(1)  $ 82,075    $ 106,477(2) $  64,964(3)     $ 137,920

Fixed charges:
  Interest expense..............    8,877     22,815       26,051       38,031       44,107           41,500
  Interest portion of lease
    expense.....................      935      1,343        1,522        2,181        3,084            2,160
                                 --------   --------     --------    ---------    ---------        ---------
Total fixed charges.............    9,812     24,158       27,573       40,212       47,191           43,660

Earnings before income taxes and
  fixed charges................. $ 52,010   $ 65,658(1)   109,648    $ 146,689(2) $ 112,155(3)     $ 181,580
                                 ========   ========     ========    =========    =========        =========
Ratio of earnings to fixed
  charges.......................     5.30       2.72(1)      3.98         3.65(2)      2.38(3)          4.16
                                 ========   ========     ========    =========    =========        =========

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(1) Includes a nonrecurring, noncash charge of $17,252 recorded in connection with the vesting of the Company's performance-based stock options.
(2) Excludes cumulative effect of change in accounting principles of $2,324 (net of $2,230 income tax benefit).
(3) Includes a nonrecurring, noncash charge of $76,762 recorded in connection with the vesting of the Company's performance-based stock options.

-------------------------
During the periods presented the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.